EMPLOYMENT AGREEMENT
                                     BETWEEN
                            NEW FRONTIER MEDIA, INC.
                                       AND
                                   KEN BOENISH


         This agreement is dated as of November 6, 2006 ("this Agreement"), and it sets forth the agreement of New Frontier Media, Inc. ("New Frontier" or "the Company") and Ken Boenish ("Executive") concerning the employment of Executive at New Frontier.

         Recital: Executive has previously been employed by Colorado Satellite Broadcasting, Inc. ("CSB"), pursuant to an Employment Agreement dated April 1, 2003, and amendments thereto, all of which are attached as Exhibit A (collectively the "CSB Employment Agreement"). Executive has since become an employee of New Frontier.

         Accordingly, New Frontier and Executive hereby agree as follows:

         The terms of the CSB Employment Agreement are incorporated by reference, with "New Frontier" being substituted for "CSB" therein, subject to the terms set forth below. Unless otherwise defined in this Agreement, all defined terms used herein shall have the meaning as set forth in the CSB Employment Agreement.

         The parties hereby agree to amend the CSB Employment Agreement as set forth below. The following provisions replace in their entirety sections 1, 2(B)(i), 2(B)(ii), 3(B), 3(C), 4(A)(i) and 5 of the CSB Employment Agreement; add new sections 11(F), 11(G) and 12 to the CSB Employment Agreement; adds language to section 7A of the CSB Employment Agreement; and modifies language in sections 4(A)(ii) and 8 of the CSB Employment Agreement. Except as expressly modified hereby, the terms and conditions of the CSB Employment Agreement remains in full force and effect.

Section 1. Employment Period

         The end of the Employment Period shall be extended to midnight on March 31, 2009.

Section 2. Terms of Employment

         Subsection (B)(i).  Base Salary

                  For the fiscal year beginning April 1, 2006 and ending March 31, 2007, Executive shall be paid a Base Salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) per year. For the year ending March 31, 2008, Executive shall be paid a Base Salary at the annual rate of Five Hundred Thousand Dollars ($500,000) per year. For the year ending March 31, 2009, Executive shall be paid a Base Salary at the annual rate of Five Hundred Thousand Dollars ($500,000) per year. Base Salary shall be paid in equal installments, on a bi-weekly basis.

Section 2.  Terms of Employment

         Subsection (B)(ii).  Bonus

                  (a) Bonus based on objective criteria: In addition to Executive's Base Salary, Executive shall be entitled to annual bonuses for the fiscal years ending March 31, 2008 and March 31, 2009, in amounts to be determined based on performance criteria set by the New Frontier Board of Directors ("the Board") in its sole discretion. The performance criteria for each fiscal year of this Agreement shall be set by the Board within 60 days of the commencement of such fiscal year of this Agreement and shall be set in accordance with the following process: After the Board receives a budget for such fiscal year, the Board shall provide to Executive proposed performance criteria for Executive's comments. Following receipt of the proposed performance criteria, Executive shall have two weeks to provide to the Board Executive's comments concerning the proposed performance criteria. The Board shall consider Executive's comments and shall thereafter provide to Executive the final performance criteria as set by the Board for such fiscal year.

                  The bonus based on objective criteria shall be in an amount up to, but no greater than, One Hundred Twenty Five Thousand Dollars ($125,000) for the year ending March 31, 2008, and One Hundred Twenty Five Thousand Dollars ($125,000) for the year ending March 31, 2009.

                  (b) Discretionary bonus: In addition to Executive's Base Salary and any bonus based on objective criteria, the Board may, in its sole discretion, award to Executive additional annual bonus(es). Any discretionary bonus shall be shall be set by the Board in an amount up to, but no greater than, Three Hundred Fifty Thousand Dollars ($350,000) for the year ending March 31, 2007, One Hundred Twenty Five Thousand Dollars ($125,000) for the year ending March 31, 2008, and One Hundred Twenty Five Thousand Dollars ($125,000) for the year ending March 31, 2009.

                  (c) Executive shall be paid a "signing bonus" of One Hundred Fifty Thousand Dollars ($150,000), payable in equal bi-weekly installments over the period from November 6, 2006 through and including March 31, 2007. The total bonuses payable to Executive under subsection (b), above, for the year ending March 31, 2007 shall be reduced, on a dollar-for-dollar basis, by the amount of the signing bonus.

                  (d) All bonuses payable to Executive pursuant to subsections
(a) and (b), above, shall be paid within two and one-half (2 1/2) months of the end of the fiscal year for which they are awarded. No discretionary bonus shall be payable to Executive in connection with a fiscal year if Executive's employment terminates for cause prior to the end of the fiscal year. Discretionary bonuses following termination prior to the end of the fiscal year for reasons other than cause may be paid depending upon the exercise of Board discretion pursuant to section 2 (B)(ii)(b) above. No bonus based on objective criteria shall be payable to Executive if Executive's employment terminates for cause prior to the achievement of the performance criteria set by the Board. In the event of a termination for reasons other than cause in the last quarter of a fiscal year, bonuses based on objective criteria shall be prorated based upon the number of months worked in the fiscal year if Executive has achieved, or is on track to achieve, the applicable criteria.

Section 3.  Early Termination of Employment.

         B.  Cause

                  Replace the existing language of Subsection B with the following:

                   CAUSE. New Frontier may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime, or the guilty or nolo contendere plea of Executive to such a crime; (ii) Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, would amount to a crime or offense involving money or property of New Frontier or its subsidiaries, or which would constitute a felony in the jurisdiction where the act or failure to act has occurred; (iii) material violation of any New Frontier policy instituted to protect New Frontier or its employees; (iv) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive's job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within 10 days thereafter; or (v) material breach of any of the representations, warranties or covenants set forth in Sections 6 or 7 of this Agreement.

         Subsection C. WITHOUT CAUSE. New Frontier may terminate Executive's employment during the Employment Period without cause.

         In the event that New Frontier (i) materially diminishes Executive's position or responsibilities, or (ii) otherwise materially breaches this agreement, then Executive may voluntarily terminate his employment with New Frontier. Any such voluntary termination shall be treated the same as a termination without cause by New Frontier, and the provisions of section 4A of the CSB Employment Agreement shall apply. Further, in such event, Executive shall not be required to provide further services to New Frontier under this Agreement and Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of New Frontier.

Section 4.  Obligations of New Frontier Upon Early Termination

Section 4(A)(i). New Frontier shall pay to Executive, within thirty days after the Date of Termination without cause, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under this Agreement, to the extent not previously paid (the sum of the amounts described in this subsection are referred to as the "Accrued Obligations"). In addition, all outstanding unvested options awarded to Executive shall immediately vest upon termination without cause.

Section 4(A)(ii). Replace the first sentence of Section 4(A)(ii) with the following:

                  New Frontier shall continue to pay Executive, in regular bi-weekly installments, Executive's base salary for the duration of the Employment Period or for eighteen months, whichever is longer.

Section 5.  Change in Control

                  (A) DEFINED. For purposes of this Agreement, a "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

                           (i) Any "person" (as such term is used in Sections
13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the "beneficial owner" (as defined in Rule 13-d under the Act) directly or indirectly, of securities representing more than fifty percent (50%) of the
(i) total outstanding shares of common stock of New Frontier, or (ii) the total combined voting power represented by New Frontier's then outstanding voting securities other than by virtue of a merger, consolidation, or similar transaction. However, if any one person, or more than one person acting as a group, owns 50% or more of the total fair market value or total voting power represented by New Frontier's then outstanding voting securities, the increase in beneficial ownership by such person or group or persons will not be considered a Change of Control.

                           (ii) A change in the composition of the Board, as a
result of which less than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier).

                           (iii) New Frontier is a party to a merger,
consolidation or consummates a similar transaction with any other business entity after which at least 50% of the total voting power of the resulting entity is not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation or dissolution of New Frontier, a complete dissolution or liquidation of New Frontier occurs or New Frontier sells or disposes of substantially all of its assets.

                  (B) CHANGE OF CONDITIONS OF EMPLOYMENT. In the event of a Change in Control, and in the event that New Frontier thereafter makes any of the following changes, then Executive shall be entitled to voluntarily terminate his employment with New Frontier:

                           (i) the assignment to Executive by New Frontier of duties not reasonably consistent with Executive's positions, duties, responsibilities, titles or offices at the commencement of the Term, or

                           (ii) relocation of New Frontier's executive offices outside of the Boulder, Colorado area, or

                           (iii) material change in Executive's title, as it existed immediately prior to the Change in Control.

In the event of any such voluntary termination permitted by this section, Executive shall be entitled to payment of any accrued entitlements, including, but not limited to, the immediate vesting of all outstanding unvested stock options, in accordance with the terms and conditions of section 4(A)(i) of this Agreement, to the lump-sum payment of an amount equivalent to the Base Salary for the remaining term of this Agreement or 18 months, whichever is greater, plus an amount equivalent to one year's bonus as measured by the average annual bonus awarded to Executive during the immediately preceding two full bonus years, and to payment of health insurance in accordance with the terms and conditions of section 4(A)(iii) of this Agreement.

                  (C) NON-COMPETE. In the event that Executive voluntarily terminates his employment as permitted by section 5(B) hereinabove, Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of New Frontier.

Section 7.  NON-COMPETE; NON-SOLICITATION

A. NON-COMPETE.

                  Add to the end of paragraph 7(A) the following:

                           The restrictions set forth in this Section 7(A) shall not prohibit Executive from rendering services in any country in which New Frontier has not generated material revenue during the last six months of Executive's employment. It is intended that this Section 7(A), where applicable, shall prohibit Executive from rendering services to an enterprise which is engaging in direct competition with New Frontier but shall not prohibit Executive from rendering services to other networks in the cable industry, such as HBO, Showtime, ESPN, USA, or the like.

Section 8.  ARBITRATION.

         Replace the fourth sentence of the second paragraph of Section 8, which states, "Each party shall be entitled to take any discovery as is permitted by the Arbitrator," with the following: "Each party shall be entitled to take discovery, including, but not limited to, depositions, in accordance with the Colorado Rules of Civil Procedure."

Section 11.  Miscellaneous

         F. New Frontier agrees to defend and indemnify Executive against all claims for acts within the scope of his duties, but excluding acts of gross negligence and willful misconduct.

         G. New Frontier agrees to maintain D&O insurance that covers Executive for all acts within the scope of his duties, but excluding acts of gross negligence and willful misconduct.

Section 12.  Attorneys' Fees and Costs

If any action is commenced to enforce the provisions of this Agreement or for breach of this Agreement, or if this Agreement is asserted as a defense to any action, the parties hereby agree that the prevailing party in any such action shall be entitled, in addition to any other remedies, to an award of reasonable attorneys' fees and costs. This provision does not supersede the arbitration provisions of Section 8 of this Agreement but does supersede the provision which provides discretion to the Arbitrator in connection with an award of reasonable attorneys' fees to the prevailing party.



NEW FRONTIER MEDIA, INC.
A Colorado Corporation



/s/ Michael Weiner                                  Date: 11/06/2006
--------------------------------                         -----------



EXECUTIVE



/s/ Ken Boenish                                     Date: 11/06/2006
--------------------------------                         -----------
Ken Boenish

                                                                    Attachment A

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of April 1, 2003 between KEN BOENISH, an individual with a residence at 2266 Eagles Nest Drive, Lafayette Colorado 80026 (the "Executive"), and COLORADO SATELLITE BROADCASTING, INC., (CSB) A WHOLLY OWNED SUBSIDIARY OF NEW FRONTIER MEDIA INC. ("New Frontier"), a Colorado corporation with a principal office at 7007 Winchester Circle, Suite 200, Boulder, Colorado, recites and provides as follows:


     WHEREAS, CSB desires to retain the services of Executive, and Executive desires to be employed by CSB, all on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, CSB and Executive agree as follows:

     1. EMPLOYMENT PERIOD. CSB hereby agrees to employ Executive, and Executive hereby agrees to accept employment by CSB, in accordance with the terms and provisions of this Agreement, for the period commencing on April 1, 2003 ("the Effective Date") and ending at midnight on March 31, 2005 (the "Employment Period").

     2. TERMS OF EMPLOYMENT.

         A. POSITION AND DUTIES.

             (i) During the Employment Period, Executive shall perform such duties, and have such title, as New Frontier Media, Inc., through its Board of Directors or the Board's designee (collectively "the Board"), in its sole discretion, shall determine. The Board has determined that, at the outset of the Employment Period, Executive shall serve as President of CSB, with duties commensurate with that position.

             (ii) During the Employment Period, Executive agrees to devote his full-time attention to the business and affairs of CSB. Executive's employment under this Agreement shall be Executive's exclusive employment during the term of this Agreement.

          B. COMPENSATION.

             (i) Base Salary. During the Employment Period, Executive shall receive a base salary ("Base Salary"), which shall be paid in equal installments on a biweekly basis, at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum.

             (ii) Bonus. In addition to Executive's Base Salary, Executive shall receive bonuses as follows:

                  (a) Bonus for year 1 (April 1, 2003 through March 31, 2004):

                  -If and when CSB has received One Million Dollars ($1 million) in revenue from its agreements with On Command, Executive shall receive a bonus of $25,000;

                  -If and when CSB has received Two Million Dollars ($2 million) in revenue from its agreements with On Command, Executive shall receive an additional bonus of $25,000;

                  -If and when CSB has received Three Million Dollars ($3 million) in revenue from its agreements with On Command, Executive shall receive an additional bonus of $25,000.

Such bonuses will be payable only if, and to the extent that, the On Command revenues are received by CSB during year 1, and will be payable at the end of the quarter in which the relevant benchmark is reached.

                  (b) Bonus for year 2 (April 1, 2004 through March 31, 2005):

                  -If and when CSB has received One Million Dollars ($1 million) in revenue from its agreements with On Command, Executive shall receive a bonus of $25,000;

                  -If and when CSB has received Two Million Dollars ($2 million) in revenues from its agreement with On Command, Executive shall receive an additional bonus of $25,000;

                  -If and when CSB has received Three Million Dollars ($3 million) in revenues from its agreement with On Command, Executive shall receive an additional bonus of $25,000.

Such bonuses will be payable only if, and to the extent that, the On Command revenues are received by CSB during year 2, and will be payable at the end of the quarter in which the relevant benchmark is reached.

                  (c) Further bonus(es) may be granted to Executive by CSB in the sole discretion of the compensation committee of the Board of Directors of New Frontier Media, Inc.

                  (iii) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all employment-related expenses incurred by Executive in accordance with the policies, practices and procedures of CSB as in effect generally from time to time after the Effective Date with respect to executives of CSB.

                  (iv) Vacation. During the Employment Period, Executive shall be entitled to three weeks paid vacation annually, which may be used in accordance with the policies, programs and practices of CSB, which are in effect generally from time to time after the Effective Date with respect to other executives of CSB.

                  (v) Sick Leave. During the Employment Period, Executive shall be entitled to be paid sick leave in accordance with the policies, programs and practices of CSB, which are in effect generally from time to time after the Effective Date with respect to other executives of CSB.

                  (vi) Car Allowance. During the Employment Period, Executive shall be entitled to a car allowance of $850 per month, in accordance with CSB's car allowance policy, in lieu of expenses associated with the operation of his automobile.

                  (vii) Other Benefits. During the Employment Period, Executive shall be entitled to such health insurance and other benefits, as are provided generally to other executives at CSB, in accordance with the policies, programs and practices of CSB which are in effect from time to time after the Effective Date.

                  (viii) Relationship Subsequent to this Agreement. On or before September 30, 2004, CSB and Executive shall address the subject of a new or extended employment agreement to take effect upon the expiration of this Agreement. If the parties do not execute a new written agreement upon the expiration of this Agreement, but the parties are negotiating a new agreement in good-faith, Executive shall be paid the base salary as outlined within this Agreement in regular bi-weekly installments.

     3. EARLY TERMINATION OF EMPLOYMENT.

         A. DEATH OR DISABILITY. Executive's employment shall terminate automatically upon the death of Executive. Executive's employment may be terminated upon the reasonable and good faith determination of the Board that Executive is disabled. For purposes of this Agreement, Executive shall be deemed "disabled" if he is unable, as a result of incapacity due to mental or physical condition or illness, to perform the material functions of his job, even with reasonable accommodation, for a total of 90 days out of any 6 month period.

         B. CAUSE. CSB may terminate Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean and be limited to (i) the conviction of Executive for committing an act of fraud, embezzlement, theft or other act constituting a crime, or the guilty or nolo contendere plea of Executive to such a crime; (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of Executive in connection with CSB's business or the business of any of its subsidiaries; (iii) material violation of any CSB policy instituted to protect CSB or its employees; (iv) material failure, neglect, or refusal by Executive properly to discharge, perform or observe any or all of Executive's job duties, provided Executive has been given written notice of such failure, neglect or refusal, and has not cured such within 10 days thereafter; (v) material breach of any of the representations, warranties or covenants set forth in this Agreement.

         C. WITHOUT CAUSE. CSB may terminate Executive's employment during the Employment Period without cause.

     In the event that CSB (i) terminates Executive's employment without cause,
(ii) materially diminishes Executive's position or responsibilities, (iii) or otherwise materially breaches this Agreement, or in the event that there is a change in control as defined in Section 6 herein, CSB shall honor its payment obligations to Executive, Executive shall not be required to provide further services to CSB under this Agreement, and Executive shall be free to seek employment elsewhere without regard to whether any prospective employer is a competitor of CSB. However, in the event that Executive becomes employed elsewhere during the term of this Agreement, his compensation from such other employment shall be applied toward the mitigation of CSB's payment obligations hereunder.

         D. NOTICE OF TERMINATION. Any termination (whether based on disability, with cause or without cause) shall be communicated by a written Notice of Termination to the other party, and may be sent via first class mail, facsimile transmission, email or personal delivery.

         E. DATE OF TERMINATION. "Date of Termination" shall mean: (i) the date of transmission of the Notice of Termination by facsimile, email or personal delivery, or (ii) three calendar days after the date of mailing by first class mail, or (iii) if Executive's employment is terminated by reason of Executive's death, the Date of Termination shall be the date of death of Executive.

    4. OBLIGATIONS OF CSB UPON EARLY TERMINATION.

         A. WITHOUT CAUSE. If during the Employment Period, CSB shall terminate Executive's employment without cause, then CSB shall provide to Executive the following:

             (i) CSB shall pay to Executive, within thirty days after the Date of Termination, any accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Executive under Section 2(B), to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the "Accrued Obligations").

             (ii) CSB shall continue to pay to Executive, in regular bi-weekly installments, Executive's Base Salary under the Agreement for the duration of the Employment Period and CSB shall pay Executive any applicable bonus payments under Section 2(B)(ii). If Executive commences employment with another employer, or if Executive engages in other work for compensation, then CSB's obligation to pay bi-weekly installments shall be reduced or eliminated to the extent Executive receives compensation from the other employer or work.

             (iii) CSB shall continue to provide benefits to Executive at least equal to those which would have been provided to him in accordance with the plans, programs, practices and policies which are generally applicable to other peer executives, for the duration of the Employment Period. If Executive commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by CSB as described herein shall terminate.

         B. DEATH. If Executive's employment is terminated by reason of the death of Executive during the Employment Period, this Agreement shall terminate without further obligation by CSB to Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within thirty days after the Date of Termination).

         C. CAUSE. If Executive's employment shall be terminated for Cause, this Agreement shall terminate without any further obligations to Executive whatsoever, other than any obligations which may be required by law. To the extent CSB is required by law to make payment to Executive based on an accrued obligation, such payment shall be made within thirty days after the Date of Termination.

         D. RESIGNATION. If Executive resigns his employment with CSB, this Agreement shall terminate without any further obligations to Executive whatsoever, other than any obligations which may be required by law. To the extent CSB is required by law to make payment to Executive based on an accrued obligation, such payment shall be made within thirty days after the Date of Termination.

         E. DISABILITY. If Executive's employment shall be terminated by reason of Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to Executive, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to Executive in a lump sum in cash within thirty days after the Date of Termination.

     5. CHANGE IN CONTROL.

     In the event of a "Change in Control" (as defined in this Section 6) of New Frontier during the Employment Period, the Executive may terminate his employment with CSB by giving 30 days' notice thereof within six months after the occurrence of such Change in Control. A "Change in Control" of New Frontier shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

         A. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), becomes the "beneficial owner" (as defined in Rule 13-d under the Act), directly or indirectly, of securities representing more than fifty percent (50%) of the total voting power represented by New Frontier's then outstanding voting securities;

         B. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (a) are directors of New Frontier as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of New Frontier); or

         C. New Frontier merges or consolidates with any other corporation after which a majority of the shares of the resulting entity are not held by the shareholders of New Frontier prior to the merger, or New Frontier adopts, and the stockholders approve, if necessary, a plan of complete liquidation of New Frontier, or New Frontier sells or disposes of substantially all of its assets.

    6. CONFIDENTIAL INFORMATION.

         A. CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" includes, without limitation, design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customer lists, vendors, vendor lists, pricing information, corporation and, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, potential projects, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials, writings or information, including those which are prepared, developed or created by Executive, or which come into the possession of Executive by any means or manner, and which relate directly or indirectly to CSB or any of its owners, predecessors, successors, subsidiaries, affiliates, and its shareholder, directors and officers (all of the above collectively referred to as "Confidential Information"). Confidential Information includes information developed by Executive in the course of Executive's services for CSB, as well as other Confidential Information to which Executive may have access in connection with Executive's services. Confidential Information also includes the confidential information of other individuals or entities with which CSB has a business relationship. Confidential Information shall not include any information (a) which is in the public domain or which enters the public domain through no act of omission of Executive or (b) which was in the possession of Executive prior to the commencement of his employment with CSB. For purposes of this section 5, the term "CSB" shall include all of its predecessors, subsidiaries, affiliates and parent corporation.

         B. DUTY OF CONFIDENTIALITY. Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to Executive to disclose or use), either during or after the term of this Agreement, any Confidential Information belonging to CSB, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of CSB. Upon termination of this Agreement, or at the request of CSB prior to its termination, Executive shall deliver forthwith to CSB all original Confidential Information (and all copies thereof) in Executive's possession or control belonging to CSB and all tangible items embodying or containing Confidential Information.

         C. DOCUMENTS, RECORDS, ETC. All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by CSB or are produced by Executive in connection with Executive's services will be and remain the sole property of CSB. Executive will return to CSB forthwith all such materials and property upon the termination of this Agreement or sooner if requested by CSB.

         D. ASSIGNMENT OF RIGHTS. Executive shall make full and prompt disclosure to CSB of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, "Inventions") made by Executive as a result or product of his employment relationship with CSB. Executive hereby assigns to CSB without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Executive can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a work for hire and Executive should be considered the author thereof. Executive shall, at the request of CSB, without additional compensation from time to time execute, acknowledge and deliver to CSB such instruments and documents as CSB may require to perfect, transfer and vest in CSB the entire right, title and interest in and to such inventions. In the event that Executive does not timely perform such obligations, Executive hereby makes CSB and its officers his attorney in fact and gives them the power of attorney to perform such obligations and to execute such documents on Executive's behalf. Executive shall cooperate with CSB upon CSB's request and at CSB's cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

         E. INJUNCTIVE RELIEF. Executive acknowledges that a violation or attempted violation on Executive's part of any agreement in this Section 5 may cause irreparable damage to CSB, and accordingly, Executive agrees that CSB shall be entitled as a manner of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Executive; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that CSB may have. Terms and agreements set forth in this Section 5 shall survive the expiration or termination of this Agreement for any reason. The existence of any claim of Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by CSB of the covenants contained in this Agreement.

     7. NON-COMPETE; NON-SOLICITATION

         A. NON-COMPETE. Except as is set forth below, for a period commencing on the Effective Date hereof and ending on the date that Executive ceases to be employed by CSB, (the "Non-Competition Period"), Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, permit his name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is then a provider of adult pay-per-view television services in the US., or is otherwise a substantial competitor of CSB's business at the date that Executive ceases to be employed by CSB (collectively, a "Competitor"); provided, however, that the restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by CSB of the performance of any of the obligations hereunder, which default is not cured within ten (10) days after notice thereof, (ii) if Executive's employment has been terminated by CSB without Cause, or (iii) Executive ceases to be employed after a Change In Control. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the equity securities of a publicly-traded enterprise which is a competitor of a substantial portion of CSB's business, so long as he has no active participation in the business of such enterprise. For purposes of this section 6, the term "CSB" shall include its affiliates and parent corporation.

         B. NON-SOLICITATION. During the Non-Competition Period and for one year thereafter, Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at CSB to cease working at CSB, or in any way interfere with the relationship between CSB and anyone working at CSB except in the proper exercise of Executive's authority or (ii) in any way interfere with the relationship between CSB and any customer, supplier, licensee or other business relation of CSB.

         C. SCOPE. If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

         D. INDEPENDENT AGREEMENT. The covenants made in this Section 6 shall be construed as an agreement independent of any other provisions of this Agreement, and shall survive the termination of this Agreement. Moreover, the existence of any claim or cause of action of Executive against CSB, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement of these covenants.

     8. ARBITRATION.

     No dispute between CSB (or any of its officers, directors, employees, subsidiaries, affiliates or parent corporation) and Executive, which is in any way related to the employment of Executive (including but not limited to claims of wrongful termination; racial, sexual or other discrimination or harassment; defamation; and other employment-related claims or allegations) shall be the subject of a lawsuit filed in state or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association ("AAA") or any other individual or organization on which the parties agree or which a court may appoint.(1) It is understood that both sides are hereby waiving the right to a jury trial.

     The arbitration shall be initiated in Boulder, Colorado and shall be administered by AAA under its commercial arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within six months of the act or omission which gives rise to the claim. Each party shall be entitled to take any discovery as is permitted by the Arbitrator. In determining the extent of discovery, the Arbitrator shall exercise discretion, but shall consider the expense of the desired discovery and the importance of the discovery to a just adjudication.

     The Arbitrator shall render an award which conforms to the facts, as supported by competent evidence (except that the Arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the state of Colorado. The cost of arbitration shall be advanced equally by the parties; however, the Arbitrator shall have the power, in his discretion, to award some or all of the costs of arbitration and reasonable attorneys' fees to the prevailing party. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

     9. NO CONFLICTING OBLIGATIONS OF EXECUTIVE.

     Executive represents and warrants that he is not subject to any duties or restrictions under any prior agreement with any previous employer or other person or entity, and that he has no rights or obligations which may conflict with the interests of CSB or with the performance of Executive's duties and obligations under this Agreement. Executive agrees to notify CSB immediately if any such conflicts occur in the future.

     Notwithstanding the above, either CSB or Executive may file with an appropriate state of federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration.

     10. SUCCESSORS.

         A. This Agreement is personal to Executive and shall not be assignable by Executive.

         B. This Agreement shall inure to the benefit of CSB and its successors and assigns. Upon written approval by Executive, CSB may assign this Agreement to any successor or affiliated entity, subsidiary, sibling, or parent company.

    11. MISCELLANEOUS

         A. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether written or oral pertaining to the subject matter hereof. This Agreement may not be amended or modified otherwise than by written agreement executed by Executive and by the designated representative of the Board.

         B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, or by email, or by hand delivery to such address as either party shall have furnished to the other in writing in accordance herewith.

         C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         D. CSB may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         E. The failure of either party to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right either party may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, CSB has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


COLORADO SATELLITE                                    EXECUTIVE
BROADCASTING, INC.
A Colorado Corporation


By /s/ Michael Weiner                            By /s/ Ken Boenish
   --------------------                          ------------------
                                                     Ken Boenish

JANUARY 7, 2004 AMENDMENT

                        AMENDMENT TO EMPLOYMENT AGREEMENT


         This Amendment, dated January _7 2004 (the "Amendment"), to the Employment Agreement, dated April 1, 2003 (the "Agreement"), by and between Ken Boenish (the "Executive") and Colorado Satellite Broadcasting, Inc. ("CSB"). Terms not otherwise defined herein shall have the meaning described to them in the Agreement.
                                W I T N E S S T H

         WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  EMPLOYMENT PERIOD. CSB hereby agrees to employ the Executive, and the Executive hereby agrees to accept employment by CSB, in accordance with the terms and conditions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending at midnight on March 31, 2006 (the "Employment Period").

         2. The Agreement, as amended by this Amendment, contains the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth therein or herein. This Amendment may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

         3. This Amendment shall be governed by and construed and enforced in accordance with the local laws of the State of Colorado applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles.

         4. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by them or their duly authorized representatives as of the date first written above.







                                       NEW FRONTIER MEDIA, INC.


                                       By:/s/ Michael Weiner
                                          --------------------------
                                       Name: Michael Weiner
                                            ------------------------
                                       Title: CEO
                                             -----------------------

                                       EXECUTIVE:


                                       /s/ Ken Boenish
                                       -----------------------------
                                       Michael Weiner

JANUARY 11, 2005 AMENDMENT

                           TO THE EMPLOYMENT AGREEMENT
                                     BETWEEN
                      COLORADO SATELLITE BROADCASTING, INC.
                                       AND
                                   KEN BOENISH


This amendment dated January 11, 2005 ("January 11, 2005 Amendment") amends the Employment Agreement dated April 1, 2003, and all amendments thereto (collectively the "Employment Agreement"), between Colorado Satellite Broadcasting, Inc. ("CSB") and Ken Boenish ("Executive"). Unless otherwise defined in this January 11, 2005 Amendment, all defined terms used herein shall have the meaning as set forth in the Employment Agreement. The parties hereby agree to amend the Employment Agreement as follows:

Section 1. Employment Period
The end of the Employment Period shall be extended to midnight on March 31, 2007.

Section 2. Terms of Employment, Subsection (B)(i) Base Salary
Beginning on April 1, 2005, the Base Salary, which shall be paid in equal installments on a bi-weekly basis, shall be at the annual rate of not less than Three Hundred and Fifty Thousand Dollars ($350,000) per year.

To the extent that this January 11, 2005 Amendment contains additional terms or terms that conflict with the Employment Agreement, the terms of this January 11, 2005 Amendment shall control. Other than the changes above, the terms and condition of the Employment Agreement remain unchanged and in full force and effect.


Colorado Satellite Broadcasting, Inc.         Executive

By: /s/ Michael Weiner                        By: /s/ Ken Boenish
   ----------------------------                   ----------------------------
Name: Michael Weiner                          Name: Ken Boenish

Title: Executive Vice President